As filed with the Securities and Exchange Commission on June 29, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PINNACLE WEST CAPITAL CORPORATION

(Exact name of Registrant as specified in its charter)

ARIZONA	86-0512431
(State of Incorporation)	(I.R.S. Employer Identification Number)

400 North Fifth Street, PO Box 53999

Phoenix, Arizona 85072-3999

(602) 250-1000

(Address, including zip code and telephone number, including area code,

of registrant’s principal executive offices)

DAVID P. FALCK

Pinnacle West Capital Corporation

400 North Fifth Street, MS 9068

Phoenix, Arizona 85004-3992

(602) 250-1000

(Name, address, including zip code and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following  box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock	1,200,000 shares (1)	$43.60	$52,320,000	$5,180

(1) This number represents shares of common stock that may be sold pursuant to the Third Amended and Restated Pinnacle West Capital Corporation Investors Advantage Plan. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the amount to be registered includes an indeterminate number of shares of common stock issuable upon stock splits, stock dividends and similar events.

In accordance with Rule 415(a)(6), this Registration Statement includes 176,574 shares of Pinnacle West Capital Corporation’s common stock previously registered pursuant to the Registration Statement on Form S-3 (No. 333-155641) initially filed on November 25, 2008 by Pinnacle West Capital Corporation (the “Prior Registration Statement”).  Such shares were unsold as of June 29, 2011.

(2) Estimated solely for purposes of determining the filing fee. This amount was calculated in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock as reported on the New York Stock Exchange on June 23, 2011, except for $894 being offset pursuant to Rule 415(a)(6) for fees paid with respect to the unsold portion of the $29,030,000 aggregate offering price of securities that were previously registered pursuant to the Prior Registration Statement.

prospectus

PINNACLE WEST CAPITAL CORPORATION

INVESTORS ADVANTAGE PLAN

1,200,000 shares of common stock

The Third Amended and Restated Pinnacle West Capital Corporation Investors Advantage Plan (the “Plan”) provides our existing and potential investors with a convenient, cost-effective way to purchase shares of common stock, no par value, of Pinnacle West Capital Corporation.

Participants in the Plan may:

•                  Reinvest all or a portion of cash dividends paid on common stock registered in their names or on common stock credited to their Plan accounts in shares of common stock;

•                  Make an initial investment in common stock with a cash payment of at least $50, and additional optional investments thereafter, up to a maximum of $150,000 per calendar year, including the initial investment;

•                  Receive, upon written request, certificates for whole shares of common stock credited to their Plan accounts;

•                  Deposit certificates representing common stock into the Plan for safekeeping; and

•                  Sell shares of common stock credited to their Plan accounts through the Plan.

We have the option to provide shares of common stock for the Plan from newly issued shares, shares held in our treasury, or shares purchased on the open market.  We will make purchases of common stock for the Plan through an independent agent appointed by us. The common stock is listed on the New York Stock Exchange under the symbol “PNW”. The closing price of the common stock on June 23, 2011 on the New York Stock Exchange was $43.73.

The purchase price of newly issued or treasury shares of common stock purchased under the Plan for an investment date will be the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange Composite Tape and published in The Wall Street Journal or, for any day on which there is no such publication, in another generally accepted publication for the first business day of the relevant investment period, provided that the New York Stock Exchange is open on such day. If newly issued or treasury shares had been purchased for the Plan on June 23, 2011 under this formula, the purchase price would have been $43.60 per share.

The price of shares of common stock purchased on the open market will be the weighted average purchase price per share (including brokerage commissions, any related service charges, and applicable taxes) of the aggregate number of shares purchased on the open market for an investment date, which will generally be the last day of the investment period during which the shares are bought.  We will pay the costs of administration of the Plan.  However, see Question 36 under “Description of the Plan” for a description of certain fees that we will charge to the participants.

See “Risk Factors” beginning on page 2 of this prospectus where we describe certain factors you should consider when making a decision to invest in our common stock.

This prospectus contains a summary of the material provisions of the Plan and, therefore, this prospectus should be retained by participants in the Plan for future reference.  Our principal executive offices are located at 400 North Fifth Street, Phoenix, Arizona 85004.  Our telephone number is (602) 250-1000.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 29, 2011

RISK FACTORS

We include a discussion of risk factors relating to our business and an investment in our securities in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed from time to time by us with the Securities and Exchange Commission (the “SEC”). These reports are incorporated by reference in this prospectus. See “Where You Can Find More Information.”  We may also describe additional risks related to our securities in a prospectus supplement from time to time. Before purchasing our securities, you should carefully consider the risk factors we describe in those reports and in any prospectus supplement. Although we discuss key risks in the risk factor descriptions, be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our business, financial condition, cash flows or operating results.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement that we filed with the SEC. By using a shelf registration statement, we may sell the securities described in this prospectus from time to time or continuously.  You should rely only on the information contained or incorporated by reference in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, and the information contained or incorporated by reference in this prospectus may contain forward-looking statements based on current expectations, and we assume no obligation to update these statements or make any further statements on any of these issues, even if our internal estimates change, except as required by applicable law. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by us. In addition to the Risk Factors described above, these factors include, but are not limited to:

•	our ability to achieve timely and adequate rate recovery of our costs, including returns on debt and equity capital;
•	our ability to manage capital expenditures and other costs while maintaining reliability and customer service levels;
•

variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures and distributed generation;

•	power plant performance and outages;
•	volatile fuel and purchased power costs;
•	fuel and water supply availability;
•	regulatory and judicial decisions, developments and proceedings;
•	new legislation or regulation, including those relating to greenhouse gas emissions, renewable energy mandates, nuclear plant operation and energy efficiency standards;
•	our ability to meet renewable energy requirements and recover related costs;
•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•	competition in retail and wholesale power markets;
•	the duration and severity of the economic decline in Arizona and current real estate market conditions;
•	the cost of debt and equity capital and the ability to access capital markets when required;
•	changes to our credit ratings;
•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;

•	the liquidity of wholesale power markets and the use of derivative contracts in our business;
•	potential shortfalls in insurance coverage;
•	new accounting requirements or new interpretations of existing requirements;
•	generation, transmission and distribution facility and system conditions and operating costs;
•	the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;
•

the willingness or ability of our counterparties, power plant participants and power plant land owners to meet contractual or other obligations or extend the rights for continued power plant operations;

•	technological developments affecting the electric industry; and
•	restrictions on dividends or other burdensome provisions in our credit agreements and Arizona Corporation Commission (“ACC”) orders.

We generally update these factors in each of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements contained in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

We file annual, quarterly, and current reports, and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site: http://www.sec.gov.  You may also read and copy any document we file at the SEC’s public reference room, which is located at 100 F Street, N.W., Washington, D.C. 20549.  You may call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our filings with the SEC are also available on our own web site at http://www.pinnaclewest.com.  The other information on our website is not part of this prospectus or any prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities and Exchange Act of 1934 prior to the termination of this offering, excluding, in each case, information deemed furnished and not filed.

1.  Pinnacle West Capital Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

2.  Pinnacle West Capital Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011;

3.  Pinnacle West Capital Corporation’s Current Reports on Form 8-K filed February 18, 2011, February 22, 2011, February 25, 2011, April 22, 2011, May 24, 2011, June 1, 2011 and June 28, 2011; and

4. The description of our common stock included in our registration statement on Form 8-B, File No. 1-8962, as filed on July 25, 1985, and any amendment or report that we have filed (or will file after the date of this prospectus and prior to the termination of this offering) for the purpose of updating such description, including our Current Report on Form 8-K filed with the SEC on June 28, 2011.

You may request a copy of these filings and will receive a copy of these filings, at no cost, by writing, telephoning, or contacting us through our website at the following:

Pinnacle West Capital Corporation

Office of the Secretary

Station 9068

P. O. Box 53999

Phoenix, Arizona 85072-3999

(602) 250-3252

or online at www.pinnaclewest.com

THE COMPANY

Pinnacle West Capital Corporation (“Pinnacle West” or the “Company”) was incorporated in 1985 under the laws of the State of Arizona and owns all of the outstanding common stock of Arizona Public Service Company (“APS”), its major subsidiary. APS is a vertically-integrated electric utility that provides either retail or wholesale electric service to most of the state of Arizona, with the major exceptions of about one-half of the Phoenix metropolitan area, the Tucson metropolitan area and Mohave County in northwestern Arizona. Pinnacle West’s other first-tier subsidiaries are SunCor Development Company, APS Energy Services Company, Inc. and El Dorado Investment Company.

Our principal executive offices are located at 400 North Fifth Street, Phoenix, Arizona 85004, and the telephone number is 602-250-1000.

SUMMARY OF THE PLAN

•                  Administration:  The Bank of New York Mellon administers the Plan.  See “Description of the Plan — Plan Administration” below.

•                  Enrollment: An interested investor who does not already own shares of our common stock may enroll in the Plan by making an initial investment of at least $50 and submitting a completed Enrollment Form or enrolling online.  Other shareholders may participate by submitting a completed Enrollment Form or enrolling online.  See “Description of the Plan — Participation in the Plan” below.

•                  Reinvestment of Dividends:  You may elect to have all or a portion of your cash dividends on our common stock automatically reinvested toward the purchase of additional shares of our common stock without paying any fees.  You also have the option to receive cash dividends on all or a portion of the shares held in your account under the Plan.  See “Description of the Plan — Participation Options” and “Description of the Plan — Reinvestment of Dividends” below.

•                  Optional Investments: You may invest additional funds in our common stock through optional investments up to $150,000 per calendar year (including any Initial Cash Investment).  Optional investments will be fully invested in our common stock and your account will be credited with whole and fractional shares.  See “Description of the Plan — Cash Investments” below.

•                  Safekeeping of Certificates:  The Plan offers a safekeeping service whereby you may deposit certificates representing our common stock held in certificate form into the Plan.  You can select this service without participating in any other feature of the Plan.  The safekeeping service is free of any service charges.  See “Description of the Plan — Safekeeping of Certificates” below.

•                  Sale or Transfer of Shares:  You may sell shares of our common stock credited to your account (including those shares deposited into the Plan for safekeeping) through the Plan.  The Administrator will deduct a $10 service fee plus broker commissions and applicable taxes from the proceeds that you receive from the sale. See “Description of the Plan — Sale of Shares” below.  You may also direct us to transfer all or a portion of the shares of our common stock credited to your account to another participant or establish an account for a person not already a participant.  See Question 43 under “Description of the Plan — Other Information” below.

•                  Statements:  You will receive a statement for each quarter in which your account has purchase or investment activity; however, if the only activity for the quarter is the receipt of a cash dividend that is not reinvested, you will not receive a statement.  In addition, you will receive a notice at the time of each Plan transaction, including any sale or transfer.  See “Description of the Plan — Reports to Participants” below.

DESCRIPTION OF THE PLAN

The following questions and answers describe the provisions of the Third Amended and Restated Pinnacle West Capital Corporation Investors Advantage Plan (the “Plan”). For convenience of reference, the definitions of certain key terms are included below:

DEFINITIONS

Administrator -	The Bank of New York Mellon (“BNYM”). See also “Plan Administrator.”

Cash Investment -

An Initial Cash Investment and any payment made subsequent to enrollment in the Plan. The maximum aggregate Cash Investment (including the Initial Cash Investment) is $150,000 per account per calendar year.

Company -	Pinnacle West Capital Corporation.

Dividend Payment Date -	The date determined by our Board of Directors on which common stock dividends are payable. These dates are normally the first business day of March, June, September, and December.

Dividend Record Date -

The date fixed for determining the Shareholders of Record who will be entitled to receive a dividend payable on a Dividend Payment Date. The Dividend Record Date is generally the first business day of the month immediately preceding the Dividend Payment Date.

Eligible Investor -	An investor who makes an Initial Cash Investment of at least $50 or a Shareholder of Record.

Enrollment Forms -	Forms available through the Administrator that the investor must complete to be able to participate in the Plan or various features of the Plan, or to change the investor’s participation in the Plan.

Ex-Dividend Date -	A date, normally two business days prior to the Dividend Record Date, based on industry regulations, necessary to allow for the settlement of traded securities by the Dividend Record Date.

Initial Cash Investment -	A payment made to the Administrator by a person who is not already a Shareholder of Record to purchase shares of common stock to open a Plan account. The minimum Initial Cash Investment is $50.

Investment Date -

The date on which the purchase price for all shares of common stock to be purchased during an Investment Period has been determined. The purchased shares are credited to a participant’s account as of the Investment Date. Generally, the Investment Date will be the first day of the relevant Investment Period if shares are newly issued or treasury shares purchased from us, and the last day of the relevant Investment Period if shares are purchased on the open market. If the Investment Date would otherwise fall on a day on which the New York Stock Exchange is not open, the Investment Date will be the first business day following such day on which the New York Stock Exchange is open.

Investment Period -

The period during which common stock is purchased. An Investment Period will occur approximately every 5 business days, except that an Investment Period that would normally begin on a Dividend Record Date will be postponed until the second business day after the Dividend Record Date.

Plan -	Third Amended and Restated Pinnacle West Capital Corporation Investors Advantage Plan.

Plan Administrator -	The Bank of New York Mellon (“BNYM”).

Plan Statement -

A statement prepared by the Administrator and sent to a participant following the end of each quarter if the participant’s account had purchase or investment activity during the quarter as described in Question 37.

Shareholder of Record -	An investor whose shares are registered on the books of the Company in the shareholder’s name.

PURPOSE OF THE PLAN

1. What is the purpose of the Plan?

The purpose of the Plan is to promote long-term stock ownership among existing shareholders and new investors by providing a convenient and cost effective method to purchase shares of common stock with Cash Investments (including an Initial Cash Investment) or reinvested dividends.

ADVANTAGES AND DISADVANTAGES OF THE PLAN

2. What are advantages and disadvantages of the Plan?

Advantages:

A.  Direct Purchase of Stock - Persons not presently owning shares of common stock may become shareholders by making an Initial Cash Investment of at least $50.  See Question 5.  Participants may invest additional funds to purchase shares of common stock at any time.  The maximum annual Cash Investment (including the Initial Cash Investment) is $150,000 per account.  See “Cash Investments” below.

B.  Certificate Safekeeping - Participants may deposit their common stock certificates with the Administrator, whether or not the common stock represented by such certificates was purchased through the Plan, and have their ownership maintained on the Company’s records in their Plan accounts.  This convenience is provided at no cost to the participant and eliminates the possibility of loss, inadvertent destruction, or theft of certificates.  Also, because shares deposited for safekeeping are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan.  See Question 31.

C.  Reinvestment of Dividends - All or a portion of common stock dividends may be reinvested to purchase additional shares of common stock.  See Questions 7 through 11.

D.  Simplified Recordkeeping - A notice will be mailed to participants after any Plan activity, including when shares are sold or otherwise withdrawn from the Plan.  It may be a statement that is cumulative, providing year-to-date Plan account activity.  Participants will receive a Plan Statement for any quarter in which the participant’s account had purchase or investment activity as described in Question 37.  Additionally, participants have the option to receive Plan activity notices electronically via MLink, BNYM’s on-line electronic document management program.  See also Question 34.

E.  Broker Commissions - The broker commissions paid for buying and selling shares under the Plan may be less than those you would otherwise pay if you were to purchase or sell the shares directly.  No commissions are paid for newly issued shares or for treasury shares.  See Questions 27, 33 and 36.

F. Transfer of Shares - Participants may transfer shares held in their Plan account to another individual’s account at no cost.  The normal transfer requirements will apply.  See Question 43.

G.  Full Investment of Funds - The full amount of reinvested dividends and Cash Investments can be invested because the Plan permits fractional shares to be credited to Plan accounts.  Dividends are paid on fractional shares as well as on whole shares.  See Question 28.

H.  Sell Stock - Participants may sell shares held in their Plan account through the Plan.  See Questions 32 and 33.

Disadvantages:

A.  No Interest on Funds Pending Investment - No interest is paid on dividends or Cash Investments held pending investment or reinvestment.  See Questions 8, 9 and 17.

B.  Delay in Determining Purchase Price - The number of shares purchased for an investor’s Plan account will not be determined until all shares for the relevant Investment Period have been purchased.  Therefore, investors will not know the number of shares purchased or the purchase price until the Investment Date and will bear the risk of fluctuations in the market price of the common stock during the Investment Period.  See Questions 25 through 29.

C.  Return of Cash Investments - Cash Investments (including Initial Cash Investments) sent to the Plan Administrator will not be returned to the investor unless a written request is received by the Plan Administrator at least 2 business days prior to the first day of the Investment Period.  See Question 19.

D.  Periodic Delays for Issuing Certificates or Selling Shares — Requests for termination of an account by issuance of certificates or the sale of shares from a Plan account may be delayed during the 2-3 business day period prior to the Dividend Payment Date.  See Questions 30, 33, and 34.

E.  Broker Commissions - The broker commissions paid for buying and selling shares under the Plan may be more than you would otherwise pay if you were to purchase or sell the shares directly.  Also, the commissions payable under the Plan could change from time to time.  See Questions 27, 33 and 36.

F.  Price of Shares - Plan participants can not designate a specific price at which to sell or purchase common stock.  Requests for the sale of Plan shares are accumulated and the Plan Administrator places an order with the appointed agent.  Similarly, an order is placed with the independent agent to purchase stock with all funds available for investment.  See Questions 24, 27, and 32.

G.  Funds are not Insured - Plan accounts are not insured by the Securities Investor Protection Deposit Insurance Corporation, the Federal Deposit Insurance Corporation, or any other entity.

PLAN ADMINISTRATION

3. Who administers the Plan?

BNYM administers the Plan, with certain administrative duties, including recordkeeping, sending periodic statements of account, and holding shares purchased through the Plan or otherwise deposited for safekeeping, performed by its affiliate, BNY Mellon Shareowner Services.  Shares that are purchased through the Plan or deposited for safekeeping will be registered in the name of, and held by, BNYM, as Plan Administrator, or its nominee, as custodian for the participants. See Questions 30 and 31.

Written communications about the Plan, including certificate transfer requests and address changes, should be directed to:

BNY Mellon Shareowner Services

P.O. Box 358035

Pittsburgh, PA 15252-8035

E-mail communications should be directed to: shrrelations@bnymellon.com

When writing, please include a day-time telephone number or e-mail address to expedite our reply.

You may speak with a BNYM customer service representative by dialing the nationwide toll-free number: 1-800-457-2983.  BNYM representatives are available between the hours of 8:00 a.m. and 8:00 p.m. Eastern Standard Time Monday through Friday.

BNYM’s website is: www.bnymellon.com/shareowner/equityaccess.

PARTICIPATION IN THE PLAN

4. Who is eligible to participate in the Plan?

Any interested investor making an Initial Cash Investment of at least $50 and all common stock Shareholders of Record are eligible to participate.  Citizens or residents of, or entities that are organized or incorporated under or have their principal place of business in, a country other than the United States or its territories and possessions should determine whether they are subject to any governmental regulations prohibiting or restricting participation in the Plan, and must provide evidence satisfactory to the Administrator that their participation will not violate any such regulations, before enrolling in the Plan.

Beneficial owners of common stock whose shares are held in a name other than their own (for example, a bank, broker, or trustee) may participate in the Plan with respect to such shares by transferring those shares into their own name.  Once the shares are registered on the books of the Company in the name of the investor, the investor will be eligible to enroll in the Plan.

5. How does an Eligible Investor enroll in the Plan?

After reviewing the Plan prospectus, Eligible Investors may join the Plan by completing and submitting an Enrollment Form to the Administrator.  Alternatively, enrollment is available online at the website listed above.  New investors must also submit an Initial Cash Investment of at least $50 (but not more than $150,000).

Once enrolled in the Plan, Eligible Investors will remain enrolled until they discontinue their participation or the Plan is terminated.  See Question 34, 35, and 41.

6. When may an Eligible Investor join the Plan?

An Eligible Investor may join the Plan at any time by completing and returning an Enrollment Form or by enrolling online.

PARTICIPATION OPTIONS

7. What participation options are available in the Plan?

On the Enrollment Form, the investor is offered the following participation options:

• Full Dividend Reinvestment

• Partial Dividend Reinvestment or

• Cash Investment Only

If participants do not indicate a participation option on the Enrollment Form, their account will automatically be enrolled into the “Full Dividend Reinvestment” option. Dividends will be reinvested as to all shares in a participant’s Plan account unless the participant specifically elects otherwise.  Common stock purchased on or after a specific Ex-Dividend Date may not receive the next subsequent dividend.

8. How does the “Full Dividend Reinvestment” option of the Plan work?

Participants enrolling in the Full Dividend Reinvestment option will have dividends earned on all common stock, both in their Plan account and held of record, reinvested to purchase additional shares of common stock.  The reinvestment of dividends will commence with the first dividend to which the participant is entitled payable after the next Dividend Record Date following enrollment.  See “Reinvestment of Dividends” below beginning with Question 20.  See also Question 7 above.  No interest is paid on dividends pending reinvestment.  A participant may also make Cash Investments of up to $150,000 per account annually (including any Initial Cash Investment) to purchase common stock.  See “Cash Investments” below beginning with Question 13.

9. How does the “Partial Dividend Reinvestment” option of the Plan work?

Participants enrolling in the Partial Dividend Reinvestment option may designate a specific number of shares held of record or in their Plan accounts on which they wish to receive cash dividends, with dividends on the balance of shares being reinvested to purchase common stock.  Participants may also elect to receive cash dividends on shares they hold in certificated form, with dividends on shares held in their Plan account being reinvested.  The reinvestment of dividends will commence with the first dividend to which the participant is entitled payable after the next Dividend Record Date following enrollment.  See “Reinvestment of Dividends” below beginning with Question 20.  See also Question 7 above.  No interest is paid on dividends pending reinvestment.  In addition, a participant may make Cash Investments of up to $150,000 per account annually to purchase common stock.  See “Cash Investments” below beginning with Question 13.

See Question 10 below for information regarding how cash dividends are paid.

If a participant has elected this option and subsequently directs that a portion of the shares held in the participant’s Plan account are to be sold, transferred, or withdrawn, unless the participant otherwise directs, all shares on which a participant receives reinvested dividends will be sold, transferred, or withdrawn prior to the sale, transfer, or withdrawal of any shares on which a participant receives cash dividends.

10. How does the “Cash Investment Only” option of the Plan work?

Participants enrolling in the Cash Investment Only option may make Cash Investments of up to $150,000 per account annually.  The Cash Investment will be used to purchase additional shares of common stock.  Dividends earned on all common stock, both in the Plan account and of record, will be paid directly to the investor either by check or direct deposit at the election of the shareholder.  Dividends paid by check will be mailed to the shareholder’s address of record.

Shareholders electing to have dividends deposited to a financial institution account must complete and submit a direct deposit authorization form and deposit slip to the Administrator.  The financial institution must be a member of the Automated Clearing House network (“ACH”).

11. May participants change their participation option?

Yes.  The participation option may be changed by completing and submitting a new Enrollment Form to the Administrator or by accessing your account online.  The change will be effective as of the next Dividend Record Date following receipt and processing of the new Enrollment Form.

12. May the Company restrict participation in the Plan?

Yes.  We reserve the right to restrict participation in the Plan if we believe that such participation may be contrary to the general purpose of the Plan (see Question 1) or in violation of applicable law.

CASH INVESTMENTS

13. Who is eligible to make Cash Investments?

Any participant is eligible to make Cash Investments regardless of the participation option chosen, subject to the maximum contribution.  See Question 16.

14. Who is eligible to make an Initial Cash Investment?

Any interested investor may enroll either online or by submitting an Enrollment Form and making an Initial Cash Investment, subject to the minimum and maximum contributions.  See Question 16.

15. How are Initial Cash Investments and Cash Investments made?

Initial and other Cash Investments may be made by personal check, payable through a U.S. bank or other U.S. financial institution, in U.S. dollars, to Pinnacle West Capital Corporation or via electronic funds transfer as individual or monthly recurring transactions.  Cash and third-party checks will not be accepted.  Initial Cash Investments made by personal check must be accompanied by a completed initial Enrollment Form.  An Enrollment Form, Cash Investment form or, for electronic funds transfers, an automatic investment form, should accompany all Cash Investments to ensure credit to the proper account.

Initial Cash Investments and regular Cash Investments made by electronic funds transfer require that the participant authorize the Administrator to deduct a specified amount directly from a U.S. checking, savings, or credit union account which is a member of the ACH network.  The participant must complete and forward an automatic investment form to the Administrator, or do so online, to authorize such investment.  Recurring Cash Investment (via electronic funds transfer) amounts will only be deducted from the participant’s account once a month, on or around the 25th day of the month or the previous business day if the 25th falls on a holiday or weekend.  Generally, the funds will be invested during the first Investment Period following the 25th day of the month.  However, if the funds are not received at least two business days prior to such Investment Period, the investment could be delayed to the next following Investment Period.  See also Question 17.

16. Is there a minimum and maximum Cash Investment?

Yes.  The minimum Initial Cash Investment is $50.  Subsequent Cash Investments may be any amount. The maximum aggregate Cash Investment (including the Initial Cash Investment) is $150,000 per account per calendar year.  Other restrictions may be imposed from time to time on amounts that may be invested in any transaction.  Reinvested dividends are not counted as Cash Investments for purposes of this limitation.

17. When will a participant’s Initial Cash Investment or Cash Investment be invested?

Generally, Initial Cash Investments and Cash Investments made by personal check or one-time (non-recurring) electronic funds transfer will be invested during the next scheduled Investment Period.  However, if the funds are not received at least two business days prior to such Investment Period, the investment could be delayed to the next following Investment Period.  In Dividend Record Date months (February, May, August, and November), if the first regularly scheduled Investment Period would normally begin on the Dividend Record Date, the Investment Period will be delayed until the second business day following the Dividend Record Date.  Unless otherwise agreed by us and the Plan Administrator, funds are considered to be received when delivered, either by postal service or by electronic delivery to the Administrator (see “Shareholder Information” below for address) before 12:00 p.m. Eastern Standard Time on any business day.

Deduction of funds related to Cash Investments by recurring electronic funds deduction will only occur once a month, on or about the 25th day of the month, and generally such funds will be invested in shares of common stock during the next succeeding Investment Period.  However, if the funds are not received at least two business days prior to such Investment Period, the investment could be delayed to the next following Investment Period.  Interest is not paid on funds held pending investment.

If the Plan Administrator does not receive credit for a cash payment because of insufficient funds or incorrect ACH draft information, the requested purchase will be deemed void.  Any shares credited will be immediately removed from the participant’s account.  The Plan Administrator will be entitled to sell those shares to satisfy any uncollected amounts and if the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator will be entitled to sell additional shares from the participant’s account to satisfy the uncollected balance.  In addition, an “insufficient funds” fee of $20 will be charged.  The Administrator may place a hold on the account until this fee is paid, or may sell shares from the account to pay this fee.  The insufficient funds fee could change from time to time.

18. When will shares purchased with Initial Cash Investments or Cash Investments be entitled to receive dividends?

Shares purchased with an Initial Cash Investment or Cash Investment will be entitled to dividends if the shares were credited to the participant’s account as of a date preceding the Dividend Record Date for payment of a dividend.

19. May a participant request that an Initial Cash Investment or Cash Investment be returned?

Yes.  A participant may request the return of an Initial Cash Investment or Cash Investment.  The funds will be returned if the request is received at least 2 business days prior to the next scheduled Investment Period.  However, no refund will be made until the Administrator has fully collected the funds.

REINVESTMENT OF DIVIDENDS

20. Is there a minimum or maximum amount for reinvested dividends?

No.  Dividends designated for reinvestment through the Plan are not subject to a minimum or maximum.

21. When will a participant’s dividends be reinvested?

A participant’s dividends will be reinvested during the first Investment Period that follows the Dividend Payment Date.

22. When will shares purchased with reinvested dividends be entitled to receive dividends?

Shares purchased with reinvested dividends and credited to a participant’s account prior to a Dividend Record Date will be entitled to dividends on the Dividend Payment Date following such Dividend Record Date.

PURCHASES

23. What is the source of common stock purchased through the Plan?

Common stock purchased through the Plan will be purchased, at the discretion of the Company and in accordance with applicable law, either on the open market or directly from the Company or through a combination of the foregoing.  Shares purchased from the Company may be either authorized but unissued shares or shares held in the treasury of the Company.

24. How is common stock purchased on the open market?

Common stock will be purchased through an independent agent appointed by us.  Subject to the requirements of the Plan, the independent agent will have full discretion in all matters related to such purchases, including the day and time of purchase, price paid, number of shares purchased, and the markets or persons through whom the purchases are made.

25. When are shares purchased for the Plan?

Purchases of shares on the open market may begin on the first day of the relevant Investment Period and will generally be completed no later than 30 days thereafter.  Dividends not invested in common stock within 30 days of the Dividend Payment Date and Cash Investments not invested in common stock within 35 days of receipt will be promptly returned to participants.

Shares purchased from the Company (newly issued common stock or treasury stock) will be acquired as soon as practicable following an Investment Date.  See Question 26.

26. When will shares be credited to a participant’s account?

Participants’ shares will be credited to their Plan accounts as of the Investment Date and are considered to be owned by the participant on that day.

27. How is the purchase price of the common stock determined?

The purchase price of common stock purchased on the open market will be the weighted average purchase price per share, including broker commissions, related service charges, and applicable taxes, of all shares purchased on the open market for an Investment Date.

The purchase price of common stock purchased from the Company (newly issued common stock or treasury stock) will be the average of the high and low sales prices of the common stock on a given Investment Date as reported on the New York Stock Exchange Composite Tape and published in The Wall Street Journal or, for any day on which there is no such publication, in another generally accepted publication for the applicable Investment Date.  If there is no trading reported for a trading day, the Company will determine the purchase price on the basis of such quotations as it deems appropriate.

28. How many shares of common stock will be purchased for a participant?

The number of shares purchased for a participant will be equal to the participant’s Cash Investments received for the Investment Period plus dividends available for reinvestment divided by the purchase price of the shares.  The participant’s account will be credited with the whole and fractional shares as of the related Investment Date.

29. Can a participant request the purchase of a specific number of shares?

No.  Since the purchase price of the common stock cannot be calculated until the common stock is purchased, a participant may not request the purchase of a specific number of shares.

CERTIFICATES

30. Will certificates be issued for shares purchased through the Plan?

No.  The certificates for shares purchased through the Plan are registered in the name of the Plan Administrator.  A certificate will be issued to participants only upon request.

Participants requesting the issuance of a certificate for their Plan shares should submit the request to the Plan Administrator either in writing, by telephone or online, specifying the number of shares to be issued.  Certificates will be issued as soon as practicable following the receipt of the request.  However, requests received during the 2 — 3 business day period prior to the Dividend Payment Date may be delayed.  See Question 2, “Disadvantages of the Plan — D.” Certificates cannot be issued for fractional shares.

The certificate will be issued in the name(s) of the participant(s).  Requests to issue a certificate into another registration must meet the requirements for transfer of stock.  See Question 43.

See Question 9 for information relating to the certification of only a portion of a participant’s Plan shares when the participant has elected the Partial Dividend Reinvestment option for the participant’s shares.

SAFEKEEPING OF CERTIFICATES

31. Can certificates be returned to the Administrator to be held in the participant’s Plan account?

Yes.  Certificates for common stock may be returned to the Plan Administrator to take advantage of the safekeeping feature of the Plan.  The certificates should not be endorsed and registered mail is recommended.  The certificates should be submitted with a letter to the Plan Administrator directing the Plan Administrator to deposit the shares represented by such certificates into the Plan account of the participant.  Alternatively, the certificates can be submitted with a new Enrollment Form with the certificate safekeeping option checked thereon.  Investors may submit certificates for safekeeping upon initial enrollment in the Plan or at any time while participating in the Plan.  The shares of common stock so deposited will be transferred into the name of the Administrator or its nominee and credited to the participant’s Plan account.  Common stock surrendered for safekeeping will be treated as shares purchased through the Plan.

SALE OF SHARES

32. How may participants sell their Plan shares?

Participants may sell their Plan shares by submitting a written request to the Plan Administrator.  The request should indicate the number of shares to be sold and must be signed by ALL account owners.  The Administrator may also allow certain instructions to be communicated by telephone or online as agreed to by the Administrator and the participant.  If the request to sell Plan shares is communicated via telephone or online, the maximum value of shares that may be sold on any single day for each account is $10,000.  Shares acquired through and held in the Plan, as well as shares deposited for safekeeping, may be sold in this manner.  A request to sell shares is irrevocable after it is received by the Administrator.

The Company’s appointed agent will have full discretion in all matters related to the sale, including the time of sale, sale price, and the markets or persons through whom the shares are sold.  Participants cannot specify a price at which to sell their stock.

Shares held outside the Plan may not be sold through the Plan.

See Question 9 for information relating to the sale of only a portion of a participant’s Plan shares when the participant has elected the Partial Dividend Reinvestment option for the participant’s shares.

33. When will Plan shares be sold?

Plan shares will be sold as soon as practicable following receipt of the sale request. However, sale requests received during the 2 — 3 business day period prior to the Dividend Payment Date may be delayed.  See Question 2, “Disadvantages of the Plan - D.”

A check will be issued for the proceeds of the sale minus a $10.00 service fee.  The proceeds will equal the number of shares to be sold multiplied by the weighted average sales price per share, less broker commissions, related service charges, and applicable taxes, for the period during which the sales are made, and will be paid to the registered account owners only.  See Question 45 for a description of possible withholding tax on the sale of shares.

TERMINATION OF PLAN PARTICIPATION

34. How may a participant terminate participation in the Plan?

Participants may terminate participation in the Plan at any time by giving notice to the Plan Administrator in writing, by telephone or online.  The terminating participant’s shares will continue to be held in book entry form or through direct registration unless and until the terminating participant requests to sell all or some of the shares, requests a certificate issued for a specific number of whole shares, or requests an electronic transfer of a specific number of whole shares to a brokerage account.  See Questions 30, 32, and 33.  Certificates cannot be issued for fractional shares.  A participant will receive a check for the cash value of fractional shares when terminating participation.

Participants terminating their Plan participation will receive one or more notices or statements detailing the termination and related transactions.  These notices and statements should be retained for tax purposes.

Cash Investments received prior to the request to terminate Plan participation will be invested during the next Investment Period unless the participant timely requests the return of that Cash Investment.  See Question 19.

The termination of Plan participation may be delayed if the request is received during the 2 — 3 business day period prior to the Dividend Payment Date.  See Question 2, “Disadvantages of the Plan - D.”

35. May we terminate a participant’s Plan participation?

Yes.  If a participant does not maintain at least one whole share of common stock in the Plan account or does not own any common stock of record for which cash dividends are designated for reinvestment pursuant to the Plan, we may terminate the participant’s participation.  A participant whose participation has been terminated will receive a check for the cash value of any fractional share in the Plan account less applicable fees and taxes.

In addition, we may terminate a participant’s participation in the Plan if we believe that such participation may be contrary to the general purpose of the Plan (see Question 1) or in violation of applicable law.  The participant will receive a certificate for whole shares and a check for the cash value of the fractional share in the Plan account.

SERVICE FEES

36. What fees are associated with participation in the Plan?

The fees associated with participation in the Plan are:

Investment fee	Broker commissions at $0.10 per share, service charges and applicable taxes

Sales fee	$10.00 plus broker commission at $0.10 per share, service charge and applicable taxes

Insufficient funds fee	See Question 17

We will pay all other administrative costs.  See Questions 27 and 33 for a description of when we will charge broker commissions.  No broker commissions are paid for newly issued shares or for treasury shares. Broker commissions could change from time to time.

REPORTS TO PARTICIPANTS

37. What reports are sent to participants?

The Plan Administrator will send a notice confirming the details of each account transaction in the form of a statement or transaction advice.  In addition, for each quarter in which a participant has purchase or investment activity, the Plan Administrator will send a Plan Statement to the participant; however, if the only activity for the quarter is the receipt of a cash dividend that is not reinvested, the participant will not receive a Plan Statement.  These statements should be retained for tax purposes.  From time to time, the Company and the Plan Administrator may revise the type, content, format and timing of notices and statements sent to participants in the Plan.

The Plan Administrator will send or forward all applicable proxy solicitation materials and other shareholder materials or consent solicitation materials to Plan participants.

Plan participants will receive an Internal Revenue Service (“IRS”) Form 1099-DIV showing total dividends reported to the Internal Revenue Service which were paid to the participant both on shares of record and Plan account shares.  An IRS form 1099-B will be provided for reporting the proceeds from the sale of shares through the Plan.  See Question 45 for further information regarding tax reporting.

OTHER INFORMATION

38. What happens if we declare a dividend payable in common stock or a stock split?

Any dividends in the form of shares of common stock and any shares resulting from a common stock split on shares held in a participant’s Plan account will be credited to the participant’s Plan account.

39. How will a participant’s shares be voted at meetings of shareholders?

The participant’s shares will be voted in accordance with the participant’s instructions.  Shares will not be voted unless the participant or the participant’s proxy votes them.

40. What is the responsibility of the Company and its agents under the Plan?

Neither the Company, the Administrator, or any independent agent appointed by the Company or the Administrator will be liable for any act done in good faith or for any good faith omission to act with respect to the Plan, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death or with respect to the prices or times at which, or sources from which, shares are purchased or sold for participants, or with respect to any loss or fluctuation in market value before or after any purchase or sale of shares.

Participants must recognize that the Company cannot assure them a profit, or protect them against losses, on shares purchased pursuant to the Plan.  The market price of common stock can fluctuate substantially.  Participants accept the risks as well as the benefits of the Plan.

41. May the Plan be changed or discontinued?

Yes.  We reserve the right to suspend, modify, or terminate the Plan at any time, although shareholder response is expected to justify continuing the Plan indefinitely.  As a result, we may register additional shares from time to time.  Any suspension or termination of the Plan, or any material modification of the Plan, will be communicated to all affected Plan participants as soon as practicable.  An amendment to the Plan will not decrease the account of any participant or result in any distribution to us of any amount credited to a participant account.

42. May common stock held in a Plan account be pledged as collateral?

No.  Common stock held in a Plan account may not be pledged as collateral.  Participants wishing to use their common stock as collateral must have certificates issued for the shares.  The certificates can then be delivered for collateral.

43. May common stock held in a Plan account be transferred or assigned to another person?

Yes.  A participant may transfer or assign Plan shares to another person or entity by meeting the requirements for transfer of stock.  See Question 3 for Plan Administrator contact information to request a copy of the current stock transfer requirements.  When writing, please include a day-time telephone number or e-mail address to expedite our reply.

See Question 9 for information relating to the transfer of only a portion of a participant’s Plan shares when the participant has elected the Partial Dividend Reinvestment option for the participant’s shares.

44. How may instructions be given to the Administrator?

Any instructions may be submitted in writing to the Administrator at the address noted in the response to Question 3. The Administrator may also allow certain instructions to be communicated online, by telephone or e-mail as agreed to by the Administrator and the participant. You may contact BNYM at 1-800-457-2983 or by e-mail at shrrelations@bnymellon.com for more information.

FEDERAL INCOME TAX INFORMATION

45. What are the Federal income tax consequences of Plan participation?

We believe the following is an accurate summary of the federal tax consequences of participation in the Plan.  You are advised to consult your tax or financial advisor with respect to federal, state, local, and other tax laws which apply to your specific situation.

In general, the dividends paid on common stock, whether the shares are held in certificate form by the shareholder or held by the Company in book-entry or through the Plan, are considered taxable income, whether received in cash or reinvested through the Plan.  The information sent to you and the IRS at year-end will provide the information required to complete your income tax returns.

The tax basis of shares acquired through the reinvestment of dividends will be equal to the value of dividends reinvested.  The tax basis of shares purchased with Cash Investments will be equal to the amount of such investments.

Upon the sale of either a portion or all of the shares from the Plan, a participant may recognize a capital gain or loss based on the difference between the sales proceeds and the tax basis of the shares sold, including any fractional shares.

For participants who are subject to U.S. withholding tax, backup withholding, or foreign taxes, the Administrator will withhold the required taxes from the gross dividends or proceeds from the sale of shares.  The dividends or proceeds received by the participant, or dividends reinvested on behalf of the participant, will be net of the required taxes.

USE OF PROCEEDS

We intend to use the proceeds from the issuance of any newly issued or treasury shares of common stock pursuant to the Plan for general corporate purposes, which may include the repayment of indebtedness, capital expenditures, and the funding of working capital, acquisitions, and stock repurchases and/or capital infusions into one or more of our subsidiaries for any of those purposes.

PLAN OF DISTRIBUTION

Shares of common stock for participants under the Plan will either be directly purchased from us or in the open market through the independent agent.  The Plan Administrator will assist with providing services pursuant to the Plan, but will not be acting as an underwriter with respect to the shares of our common stock purchased for purposes of the Plan.  The costs associated with the Plan include brokerage commissions and certain fees.  We will pay all other costs of administration of the Plan.  See Questions 27, 33 and 36 under “Description of the Plan” above for a description of fees that we will charge to participants in the Plan, including broker commissions.

EXPERTS

The consolidated financial statements of Pinnacle West Capital Corporation and subsidiaries and the related financial statement schedules, incorporated in this Prospectus by reference from Pinnacle West Capital Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Pinnacle West Capital Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which (1) expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph relating to the adoption of amended accounting guidance related to the consolidation of variable interest entities, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting), which is incorporated herein by reference.  Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL OPINIONS

The validity of the common stock offered hereby has been passed upon for the Company by David P. Falck, its Executive Vice President, General Counsel and Secretary.  Mr. Falck is regularly employed by Pinnacle West Capital Corporation, participates in various Pinnacle West Capital Corporation employee benefit plans under which he may receive shares of common stock and currently beneficially owns less than one percent of the outstanding shares of common stock of Pinnacle West Capital Corporation.

SHAREHOLDER INFORMATION

Pinnacle West Capital Corporation:

Corporate Headquarters:	400 North 5th Street
Phoenix, AZ 85004

Mailing Address:	P .O. Box 53999
Mail Station 8602
Phoenix, AZ 85072-3999

Telephone Number:	602-250-1000

E-Mail Address:	shareholderdept@pinnaclewest.com

Corporate Web Site:	www.pinnaclewest.com

The Bank of New York Mellon:

Telephone Numbers:	800-457-2983 Nationwide Toll-Free
201-680-6685 International Shareholders

E-Mail Address:	shrrelations@bnymellon.com

The Bank of New York Mellon Web Site:	www.bnymellon.com/shareowner/equityaccess

Shareholder Plan and Account Information & Stock Transfer Requirements:	BNY Mellon Shareowner Services PO. Box 358035 Pittsburgh, PA 15252-8035 http://www.bnymellon.com/shareowner/equityaccess

Stock Listing Information
• Ticker Symbol:	PNW on the New York Stock Exchange

• Financial Listings:	PinWst

Arizona Investment Council	The Arizona Investment Council represents the interests of investors in Arizona utilities. If interested, send your name and address to:

Arizona Investment Council
2100 North Central Avenue #210
Phoenix, AZ 85004

No person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

INVESTORS ADVANTAGE PLAN

1,200,000 shares of

common stock

(No Par Value)

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses that are expected to be incurred in connection with the issuance and distribution of the securities being registered and that would be paid by the Company over the three year period following the effective date of this registration statement.  All amounts are estimated, except for the SEC registration fee.

Securities and Exchange Commission registration fee	$5,180
Legal fees and expenses	2,000
Accounting fees and expenses	25,000
Plan Administrator and Independent Agent Fees	300,000
Miscellaneous	5,000
Total	$337,180

Item 15.  Indemnification of Directors and Officers.

The Arizona Business Corporation Act (the “ABCA”) permits extensive indemnification of present and former directors, officers, employees or agents of an Arizona corporation, whether or not authority for such indemnification is contained in the indemnifying corporation’s articles of incorporation or bylaws. Specific authority for indemnification of present and former directors and officers to the fullest extent permitted by applicable law is contained in Article VII of our Bylaws. Such indemnification is mandatory.

Under the ABCA, in order for a corporation to indemnify a director or officer, a majority of the corporation’s disinterested directors, special legal counsel, or the shareholders must find that the conduct of the individual to be indemnified was in good faith and that the individual reasonably believed that the conduct was in the corporation’s best interests (in the case of conduct in an “official capacity” with the corporation) or that the conduct was at least not opposed to the corporation’s best interests (in all other cases). In the case of any criminal proceeding, the finding must be to the effect that the individual had no reasonable cause to believe the conduct was unlawful. Indemnification is permitted with respect to expenses, judgments, fines and amounts paid in settlement by such individuals, except that, in the case of a proceeding by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding. However, a corporation cannot indemnify a director in the cases noted in clause (ii) of the second sentence of the following paragraph. Broader indemnification is allowed, with certain limitations, for a director as provided in a corporation’s articles of incorporation, and for an officer who is not also a director or where the basis on which the officer was made a party to the proceeding is an act or omission solely as an officer, as provided in the articles of incorporation, bylaws, a resolution of the board of directors or a contract.

Indemnification under the ABCA is permissive, except in the event of a successful defense, in which case a director or officer must be indemnified against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding unless such indemnification is limited by the articles of incorporation. In addition, the ABCA requires Arizona corporations to indemnify any “outside director” (a director who is not an officer, employee or holder of more than five percent of any class of the corporation’s stock or the stock of any affiliate of the corporation) against liability unless (i) the corporation’s articles of incorporation limit such indemnification, (ii) the director is adjudged liable in a proceeding by or in the right of the corporation or in any other proceeding charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director, or (iii) a court determines, before payment to the outside director, that the director failed to meet the standards of conduct described in the preceding paragraph. With certain limitations, a court may also order that an individual be indemnified if the court finds that the individual is fairly and reasonably entitled to indemnification in light of all of the relevant circumstances, whether or not the individual has met the standards of conduct in this and the preceding paragraph or was adjudged liable as described above.

In addition, we have, from time to time, entered into and/or may enter into agreements to indemnify certain of our directors and officers to the fullest extent allowed by law, subject to certain exceptions. To the extent the Board or shareholders may in the future wish to limit or repeal our ability to provide indemnification to our officers and directors, such repeal or limitation may not be effective as to directors or officers who are parties to any indemnification agreements because their rights to full protection would be contractually assured by such agreements.

In Arizona, a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against liability asserted against or incurred by the individual arising from the individual’s status as a director or officer. We maintain insurance on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of the Company out of the foregoing indemnification provisions, subject to certain exclusions and to the policy limits.

For information regarding our undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 17 below.

Item 16.  List of Exhibits.

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of David P. Falck, Executive Vice President, General Counsel and Secretary of the Company

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of David P. Falck, Executive Vice President, General Counsel and Secretary of the Company (included in Opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (contained within the signature page hereto)

24.2	Resolutions of Board of Directors re Powers of Attorney

In addition to those Exhibits shown above, the Company hereby incorporates the following Exhibits pursuant to Rule 411 of Regulation C promulgated under the Securities Act by reference to the filings set forth below:

Exhibit No.	Description	Previously Filed as Exhibit	File No.(1)	Date Filed
4.1	Articles of Incorporation, restated as of May 21, 2008	Exhibit 3.1 to Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended June 30, 2008	1-8962	8/07/08
4.2	Pinnacle West Capital Corporation Bylaws, amended as of May 19, 2010	Exhibit 3.1 to Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended June 30, 2010	1-8962	8/03/10
4.3	Third Amended and Restated Pinnacle West Capital Corporation Investors Advantage Plan dated as of November 25, 2008	Exhibit 4.1 to Pinnacle West Form S-3 Registration Statement No. 333-155641	1-8962	11/25/08
4.4	Specimen Certificate of Pinnacle West common stock, no par value	Exhibit 4.1 to Pinnacle West Current Report on Form 8-K dated June 28, 2011	1-8962	6/28/11

(1) Reports filed under File No. 1-8962 were filed in the office of the SEC located in Washington, D.C.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 29, 2011.

Pinnacle West Capital Corporation

By:	/s/ Donald E. Brandt
Donald E. Brandt
Chairman of the Board of Directors, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes James R. Hatfield, Lee R. Nickloy and David P. Falck, and each of them, as attorneys-in-fact, to sign his or her name on his or her behalf, individually and in each capacity designated below, to file any amendments, including post-effective amendments, to this Registration Statement.

SIGNATURE	TITLE	DATE

/s/ Donald E. Brandt	Principal Executive Officer and Director	June 29, 2011
(Donald E. Brandt, Chairman of the Board of Directors, President and Chief Executive Officer)

/s/ James R. Hatfield	Principal Financial Officer	June 29, 2011
(James R. Hatfield, Senior Vice President and Chief Financial Officer)

/s/ Denise R. Danner	Principal Accounting Officer	June 29, 2011
(Denise R. Danner, Vice President, Controller and Chief Accounting Officer)

/s/ Edward N. Basha, Jr.	Director	June 29, 2011
(Edward N. Basha, Jr.)

/s/ Susan Clark-Johnson	Director	June 29, 2011
(Susan Clark-Johnson)

/s/ Denis A. Cortese, M.D.	Director	June 29, 2011
(Denis A. Cortese, M.D.)

/s/ Michael L. Gallagher	Director	June 29, 2011
(Michael L. Gallagher)

/s/ Pamela Grant	Director	June 29, 2011
(Pamela Grant)

/s/ Roy A. Herberger, Jr., Ph.D.	Director	June 29, 2011
(Roy A. Herberger, Jr., Ph.D.)

/s/ Dale E. Klein, Ph.D.	Director	June 29, 2011
(Dale E. Klein, Ph.D.)

/s/ Humberto S. Lopez	Director	June 29, 2011
(Humberto S. Lopez)

/s/ Kathryn L. Munro	Director	June 29, 2011
(Kathryn L. Munro)

/s/ Bruce J. Nordstrom	Director	June 29, 2011
(Bruce J. Nordstrom)

	Director	June 29, 2011
(W. Douglas Parker)

INDEX TO EXHIBITS

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of David P. Falck, Executive Vice President, General Counsel and Secretary of the Company

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of David P. Falck, Executive Vice President, General Counsel and Secretary of the Company (included in Opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (contained within the signature page hereto)

24.2	Resolutions of Board of Directors re Powers of Attorney